Bonds.com 8-K

Exhibit 16.1

January 4, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE:	Bonds.com Group, Inc. Commission File Number 000-51076

The firm of Daszkal Bolton LLP previously was the independent registered public accounting firm (“independent auditor”) for Bonds.com Group, Inc. (the “Company”), and reported on the consolidated financial statements of the Company for the years ended December 31, 2010 and 2009. We have read the statements that we understand the Company will include under Item 4.01 of Form 8-K it will file regarding the changes in registrant's certifying accountant, and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

DASZKAL BOLTON LLP

For the Firm

/s/Scott A. Walters, C.P.A., P.A.

Partner